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                               AMENDMENT 1995-3
                                    TO THE
                   SEI CORPORATION CAPITAL ACCUMULATION PLAN



          WHEREAS, SEI Corporation (the "Company") maintains the SEI Corporation Capital Accumulation Plan (the "Plan") for the benefit of its eligible employees;

          WHEREAS, Section 17.01 of the Plan provides that the Company, acting pursuant to a resolution of its Board of Directors or duly appointed delegate, may amend the Plan at any time and from time to time;

          WHEREAS, the Company desires to make an immediate matching contribution on salary deferral contributions for each payroll period without imposing service requirements for such contributions; and

          WHEREAS, the Board of Directors has taken prior action to approve the foregoing change.

          NOW, THEREFORE, in accordance with the foregoing, a new paragraph at the end of Section 4.01(b) of the Plan shall be added, effective January 1, 1996, to read as follows:

     "Notwithstanding anything herein to the contrary, effective January 1, 1996, beginning with the first payroll period in 1996, a Participant who makes a Salary Deferral Contribution shall be eligible to receive a Matching Contribution without satisfying any of the foregoing service requirements or the service requirements described in Section 6.04."

          IN WITNESS WHEREOF, SEI CORPORATION has caused this Amendment 1995-3 to the Plan to be duly executed this 22 day of December, 1995, effective in accordance with its terms.

                                             SEI CORPORATION
     Attest:

     /s/ Kevin Robins                        By: /s/ Kevin Robins
     -----------------------------               -----------------------------
     Assistant Corporate Secretary